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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


DATA SUPPORT FOR RATIO CALCULATION:



                                                                                                          NINE MONTHS ENDED
                                                       YEAR ENDED MARCH 31,                                   DECEMBER 31,
                                 -------------------------------------------------------------------   -------------------------
                                 1994          1995          1996          1997          1998          1997          1998
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total pretax income (loss)...       (27,122)       (3,236)      (14,708)        9,096         22,676        27,661      (93,548)
Total interest expense.......           819           635         2,255         1,582            856           581          199
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